Fulfillment Servicing Agreement



This Agreement between Firstar Mutual Fund Services LLC and the ICON Funds (the Funds) is entered into on this 10 day of November, 1998.

WHEREAS, the ICON Funds provide investment opportunities to prospective shareholders through a family of open end mutual funds; and

WHEREAS, Firstar Mutual Fund Services LLC provides fulfillment services to mutual funds;

NOW THEREFORE, the parties agree as follows:

Duties and responsibilities of Firstar Mutual Fund Services LLC

1. Answer all prospective shareholder calls concerning any of the ICON Funds listed in the attached Schedule A which may be modified from time to time.

2. Send all available fund(s) materials requested by the prospect which may include...within 24 hours from time of call.

3. Receive and update all ICON Funds fulfillment literature so that most current information is sent and quoted.

4. Provide 24 hour answering service to record prospect calls made after hours (7 p.m. to 8 a.m. CT).

5.    Maintain and store the ICON Funds fulfillment inventory.

6. Send periodic fulfillment reports to the ICON Funds as agreed upon between the parties.

Duties and responsibilities of the ICON Funds

1. Provide the ICON Funds fulfillment literature updates to Firstar Mutual Fund Services LLC as necessary.

2. File with the NASD, SEC and State Regulatory Agencies, as appropriate, all fulfillment literature that the ICON Funds request Firstar Mutual Fund Services LLC to send to prospective shareholders.

3. Supply Firstar Mutual Fund Services LLC with sufficient inventory of fulfillment materials as requested from time to time by Firstar Mutual Fund Services LLC.

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4.    Provide Firstar Mutual Fund Services LLC with any sundry information about the ICON Funds in order to answer prospect questions.

Indemnification

The ICON Funds agree to indemnify Firstar Mutual Fund Services from any liability arising out of the distribution of fulfillment literature which has not been approved by the appropriate Federal and State Regulatory Agencies.

Compensation

The ICON Funds agree to compensate Firstar Mutual Fund Services LLC for the services performed under this Agreement in accordance with the attached Schedule B; the ICON Funds agree to pay all invoices within ten days of receipt.

Proprietary and Confidential Information

Firstar Mutual Fund Services LLC agrees on behalf of itself and its directors, officers, and employees to treat confidentiality and as proprietary information of the Fund all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than performance of its responsibilities and duties thereunder, except after prior notification to and approval in writing by the Fund, which approve shall not be unreasonably withheld and may not be withheld where Firstar Mutual Fund Services LLC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

Termination

This agreement may be terminated by either party upon 30 days written notice.

Notices

Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows: Notice to Firstar Mutual Fund Services LLC shall be sent to:

            Firstar Mutual Fund Services LLC
            615 East Michigan Street
            Milwaukee, WI  53202

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and notice to ICON Funds shall be sent to:

            Meridian Investment Management
            12835 East Arapahoe Road
            Tower II, 7th Floor
            Englewood, CO  80112

Dated this 10th day of November, 1998.



FIRSTAR Mutual Fund Services LLC          The ICON Funds


By: /s/ James C. Tyler                    By: /s/ Erik L. Jonson
    -----------------------------         --------------------------------



Attest:  /s/ James R. Tiegs               Attest:  /s/ Deborah Zele Utz
         ------------------------         --------------------------------

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                           Schedule A



                 ICON Basic Materials Fund
                 ICON Consumer Cyclicals Fund
                 ICON Energy Fund
                 ICON Financial Services Fund
                 ICON Healthcare Fund
                 ICON Leisure Fund
                 ICON Transportation Fund
                 ICON Technology Fund
                 ICON Telecommunications Fund
                 ICON Asia Region Fund
                 ICON North Europe Region Fund
                 ICON South Europe Region Fund
                 ICON Short Term Fixed Income Fund